Exhibit 99.1

News Release

W.W. Grainger, Inc. 100 Grainger Parkway Lake Forest, IL 60045-5201 invest.grainger.com

ELEVEN DIRECTORS SLATED FOR GRAINGER’S BOARD TO BE VOTED ON AT THE COMPANY’S ANNUAL MEETING ON APRIL 29, 2020

CHICAGO, February 19, 2020 – The Board of Directors of W.W. Grainger, Inc. (NYSE: GWW) has selected a slate of nominees to serve for the 2020-2021 period. The 11 candidates, 10 current Board members and one new nominee, to be voted on at the 2020 annual meeting of shareholders are:

Current Director Nominees

Rodney C. Adkins

Brian P. Anderson

V. Ann Hailey

Stuart L. Levenick

D.G. Macpherson

Neil S. Novich

Beatriz R. Perez

Michael J. Roberts

E. Scott Santi

Lucas E. Watson

New Nominee

Susan Slavik Williams

James D. Slavik is not standing for re-election. Mr. Slavik has been a Board member of Grainger since 1987 and served as a member of the Audit, Board Affairs and Nominating, and Compensation Committees of the Board. Mr. Slavik also served as Chairman of the Audit and Board Affairs and Nominating Committees.

“I am proud to have been a member of Grainger’s Board over the last 33 years. I believe that Grainger’s future is solid and am committed to remaining a major shareholder,” said Mr. Slavik.

Grainger Chairman and CEO, D.G. Macpherson, said: “On behalf of the Board of Directors, I would like to thank Jim Slavik for his leadership, strategic insight, innovative thinking and invaluable contributions to Grainger for more than 30 years.”

About Grainger

W.W. Grainger, Inc., with 2019 sales of $11.5 billion, is North America’s leading broad line supplier of maintenance, repair and operating products (MRO), with operations also in Europe, Asia and Latin America.

Visit www.invest.grainger.com to view information about the company, including a supplement regarding 2019 fourth quarter results. Additional company information can be found on the Grainger Investor Relations website which includes our Fact Book and Corporate Social Responsibility report.

Contacts:

Media:	Investors:
Joseph Micucci	Irene Holman
Senior Director, External Affairs	Vice President, Investor Relations
O: 847-535-0879	O: 847-535-0809
M: 847-830-5328	M: 847-217-8679

Grainger Media Relations Hotline	Abby Sullivan
847-535-5678	Senior Manager, Investor Relations
O: 847-535-0939
M: 847-271-6357

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